INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

HARTFORD LIFE INSURANCE COMPANY
Hartford, Connecticut 06104-2999
(a stock life insurance company, herein called the "Company")

We will pay the first of a series of Annuity payments to the Payee as of the Annuity Commencement Date, if You and the Annuitant, or the Joint Annuitant, if any, are living. The manner in which the dollar amount of Annuity payments is determined is described in this contract.

This contract is issued in consideration of the payment of the initial Premium Payment. This contract is subject to the laws of the jurisdiction where it is delivered.
The Contract Specifications on Page 3 and the conditions and provisions on this and the following pages are part of the contract.

RIGHT TO EXAMINE CONTRACT
We want You to be satisfied with the contract You have purchased. We urge You to closely examine its provisions. If for any reason You are not satisfied with Your purchase, You may cancel the contract by returning the contract within ten days after You receive it. A written request for cancellation must accompany the contract. In such event, We will pay You an amount equal to the sum of (i) the difference between the premiums paid and the amounts allocated to any Account under the contract and (ii) the Contract Value, less Payment Enhancements, on the date of surrender. You bear only the investment risk during the period prior to Our receipt of request for cancellation.

Signed for the Company

Christine Hayer Repasy, Secretary    Thomas M. Marra, President

Premium Payments are flexible as described herein. NONPARTICIPATING
ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SUB-ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DETAILS OF THE VARIABLE PROVISIONS ARE DESCRIBED UNDER VALUATION PROVISIONS, PAGES 6 ANO 7.

Hartford Life
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CONTRACT SPECIFICATIONS

CONTRACT NUMBER NAME OF ANNUITANT ANNUITANT AGE ANNUITANT GENDER CONTINGENT ANNUITANT
DESIGNATED BENEFICIARY CONTRACT OWNER
[ SPECIMEN ]
[ JAMES SCOTT ] [ 35 ]
[ MALE ]
[ PAUL SCOTT ] [ ANN SCOTT ]
[ JAMES SCOTT ]
CONTRACT ISSUE DATE    [ SEPTEMBER 8, 2002 ] ANNUITY COMMENCEMENT DATE [ JANUARY 1, 2032 ] INITIAL PREMIUM PAYMENT        [ $10,000 ] MINIMUM SUBSEQUENT PAYMENT        [ $500 ]

DESCRIPTION OF BENEFITS

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT

SEPARATE ACCOUNT:    [ HARTFORD LIFE INSURANCE COMPANY
SEPARATE ACCOUNT TWO ]

PAYMENT ENHANCEMENT:    PAYMENT ENHANCEMENTS ARE A PERCENTAGE OF PREMIUM PAID AND EQUAL:

ENHANCEMENT [3.00%
4.00%
PREMIUM RANGE UP TO $49,999.99
$50,000 AND OVER]

THE APPLICABLE PAYMENT ENHANCEMENT WILL BE SEPARATELY CALCULATED AND CREDITED FOR EACH PREMIUM PAYMENT AS RECEIVED BASED ON THE CUMULATIVE TOTAL AMOUNT OF PREMIUM PAYMENTS. IF AFTER THE FIRST PREMIUM PAYMENT IS MADE, ADDITIONAL PREMIUM PAYMENT(S) IS (ARE) RECEIVED WHICH RESULT IN THE CUMULATIVE PREMIUM PAYMENTS TO REACH A HIGHER PREMIUM RANGE, ALL PRIOR PREMIUM PAYMENTS WILL BE CREDITED WITH AN ADDITIONAL PAYMENT ENHANCEMENT AT A RATE EQUAL TO THE DIFFERENCE BETWEEN THE RATE PREVIOUSLY CREDITED AND THE RATE APPLICABLE TO THE NEWLY REACHED PREMIUM RANGE. SUCH ADDITIONAL PAYMENT ENHANCEMENT WILL BE CREDITED AS OF THE DATE OF RECEIPT OF THE ADDITIONAL PREMIUM PAYMENT.

UNDER CERTAIN DISBURSEMENTS, PAYMENT ENHANCEMENTS MAY BE FORFEITED AS DESCRIBED HEREIN.

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CONTRACT SPECIFICATIONS CONTINGENT DEFERRED SALES CHARGES:
WE MAY ASSESS A CONTINGENT OEFERRED SALES CHARGE ("CHARGE) WHEN YOU REQUEST A
FULL OR PARTIAL SURRENDER. THE CHARGE IS BASED ON THE AMOUNT YOU CHOOSE TO SURRENDER AND HOW LONG YOUR PREMIUM PAYMENTS HAVE BEEN IN THE CONTRACT. EACH PREMIUM PAYMENT HAS ITS OWN CHARGE SCHEDULE. PREMIUM PAYMENTS ARE SURRENDERED IN THE ORDER IN WHICH THEY ARE RECEIVED. THE AMOUNT ASSESSED A CHARGE WILL NOT EXCEED YOUR PREMIUM PAYMENTS.

DURING THE FIRST [EIGHT] CONTRACT YEARS ALL SURRENDERS IN EXCESS OF THE ANNUAL WITHDRAWAL AMOUNT WILL BE TAKEN FIRST FROM PREMIUM PAYMENTS, THEN FROM EARNINGS, AND THEN FROM PREMIUM ENHANCEMENTS. SURRENDERS FROM PREMIUM PAYMENTS IN EXCESS OF THE ANNUAL WITHDRAWAL AMOUNT WILL BE SUBJECT TO A CHARGE.

AFTER THE [EIGHT] CONTRACT YEAR, ALL SURRENDERS IN EXCESS OF THE ANNUAL WITHDRAWAL AMOUNT WILL BE TAKEN FIRST FROM EARNINGS, THEN FROM PREMIUM PAYMENTS HELD IN YOUR CONTRACT FOR MORE THEN [EIGHT] YEARS, THEN FROM PAYMENT ENHANCEMENTS ASSOCIATED WITH PREMIUM PAYMENTS INVESTED FOR MORE THAN [EIGHT] YEARS, THEN FROM PREMIUM PAYMENTS INVESTED FOR LESS THAN [EIGHT] YEARS, AND THEN FROM PAYMENT ENHANCEMENTS ASSOCIATED WITH PREMIUM PAYMENTS INVESTED FOR LESS THAN [EIGHT] YEARS. ONLY PREMIUM PAYMENTS HELD FOR LESS THAN [EIGHT] YEARS WILL E SUBJECT TO A CHARGE.

THE CHARGE IS A PERCENTAGE OF THE AMOUNT SURRENDERED (NOT TO EXCEED THE AGGREGATE AMOUNT OF THE PREMIUM PAYMENTS MADE) AND EQUALS:

CHARGE

[8%
8%
8%
8%
7%
501o
So/o
4%
0%
LENGTH OF TIME FROM EACH PREMIUM PAYMENT (NUMBER OF YEARS)

1
2
3
4
5
6
7
8
9] AND THEREAFTER

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DEFINITION OF CERTAIN TERMS

Account(s) - Any of the Sub-Accounts.

Accumulation Unit - An accounting unit of measure used to calculate the value of a Sub-Account of this contract before annuity payments begin.

Administrative Office of the Company - Currently located at 200 Hopmeadow St., Simsbury, CT 06089. All correspondence concerning this contract should be sent to Our mailing address: Hartford Life Investment Product Services, P.O. Box 5085, Hartford, CT 06102-5085.

Annual Maintenance Fee - An amount which, depending on the amount of the Contract Value, may be deducted from the value of the contract on each Contract Anniversary and upon full surrender of this contract. The Annual Maintenance Fee is shown on Page 3.

Annual Withdrawal Amount - The amount that can be withdrawn in any Contract Year prior to incurring surrender charges.

Annuitant - The person on whose life this contract is issued. The Annuitant may not be changed. Also, see Contingent Annuitant and Joint Annuitant.

Annuity Calculation Date - The date on which the first annuity payment will be calculated. It will be no more than five Valuation Days prior to the Annuity Commencement Date.

Annuity Commencement Date - The date on which annuity payments begin as described under Settlement Provisions in this contract.

Annuity Payment Frequency - The frequency with which annuity payments will be made. The frequencies available are monthly, quarterly, semi-annual, and annual.

Annuity Unit - An accounting unit of measure used to calculate the value of Annuity payments under a variable annuity option.

Annuity Unit Factor - A factor that neutralizes the Assumed Investment Return ("AIR") when determining the Annuity Unit Value. When the AIR is 3%, the daily factor is 0.999919. When the AIR is 5%, the daily factor is 0.999866. And when the AIR is 6%, the daily factor is 0.999840.

Assumed Investment Return ("AIR") - The investment return upon which the variable annuity payments in this contract will be based. The annual rates available are 3%, 5%, and 6%. You may select one of these rates prior to the Annuity Commencement Date.

Beneficiary - The person(s) entitled to receive benefits as per the terms of the contract in the event of the death of the Contract Owner or Annuitant, as applicable.

Commuted Value - The present value of the remaining guaranteed annuity payments.

Contingent Annuitant - The person You designate who, upon the Annuitant's death, prior to the Annuity Commencement Date, becomes the Annuitant.

Contract Anniversary - An anniversary of the Contract Issue Date.

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DEFINITION OF CERTAIN TERMS (Continued)

Valuation Day - Every day the New York Stock Exchange is open for trading. The value of the Separate Account is determined at the close of the New York Stock Exchange (generally 4:00 p.m. Eastern Time) on such days.

Valuation Period - The period of time between the close of business on successive Valuation Days. We, Us, Our - The company referred to on the first page of this contract.
You, Your - The Contract Owner(s).

PREMIUM PAYMENTS

Premium Payments
Premium Payments are payable at the Administrative Office of the Company. Payments may be made by check or by any other method that We deem acceptable.

The initial Premium Payment is shown on Page 3. This is a flexible premium Annuity. We may accept additional payments. The additional payments must be at least equal to the minimum subsequent Premium Payment shown on Page 3. Our approval is required for any Premium Payment if the aggregate of all Premium Payments received from You under all deferred variable annuity contracts issued by Us or Our affiliates then equals or exceeds $1,000,000.

Payment Enhancements
Subject to any restrictions as described in this contract, We will add a Payment Enhancement to the Contract Value based on each Premium Payment applied to this contract. The Payment Enhancement is a percentage of Premium Payment(s) as shown on Page 3. Payment Enhancements are allocated among Accounts in the same proportion as the associated Premium Payment.

Allocation of Premium Payments and Payment Enhancements
Premium Payments, minus any applicable Premium Tax We may deduct, plus any credited Payment Enhancement(s), will be allocated to each Account according to Your instructions subject to Our minimum amount(s) then in effect. Any subsequent Premium Payments will be allocated to Accounts in accordance with the most recent premium allocation instructions that We received.

VALUATION PROVISIONS

Net Premium Payments
The net Premium Payment is equal to the Premium Payment minus any applicable Premium Taxes We may deduct. The net Premium Payment, plus the Payment Enhancement, is applied to purchase Accumulation Units with respect to the Sub-Account(s) that You have selected.

The number of Accumulation Units credited to each Sub-Account is determined by dividing the net Premium Payment, plus the Payment Enhancement, allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account. This is computed in compliance with Securities and Exchange Commission regulations. The number of Accumulation Units will not be affected by any subsequent change in the value of such Accumulation Units. The Accumulation Unit value in any Sub-Account may increase or decrease from day to day as described below.

Net Investment Factor
The net investment factor for each of the Sub-Accounts is equal to:
a) the net asset value per share plus applicable distributions per share of the corresponding Fund at the end of the Valuation Period; divided by

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TRANSFERS BETWEEN ACCOUNTS PROVISIONS !Continued)

The right to make transfers between Sub-Accounts is subject to modification if We determine, in Our opinion, that exercising that right by one or more Contract Owners is, or would be, to the disadvantage of other Contract owners. Any modification could be applied to transfers to or from some or all of the Sub-Accounts and could include, but not be limited to:
a)the requirement of a minimum time period between each transfer,
b)not accepting transfer requests of an agent acting under a power of attorney or on behalf of more than one Contract Owner, or
c)limiting the dollar amount that may be transferred between the Sub-Accounts by a Contract Owner at any one time.

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of other Contract Owners.
No transfers may be made between Sub-Accounts and the General Account after Annuity Commencement Date. Dollar Cost Averaging and Other Programs
From time to time, We may offer various programs, including, but not limited to, systematic transfer or dollar cost averaging programs, enhanced interest rate dollar cost averaging programs, interest averaging programs, and various other programs ("Program").

You may obtain the applicable rules, restrictions, credited rate (if applicable) and the duration for a Program when You enroll in the Program. You may terminate participation in a Program at any time by calling or writing Us.
We may discontinue, modify or amend any Program that We establish. Any change to a Program will not affect Contract Owners currently enrolled in the Program.

CONTRACT CONTROL PROVISIONS

Annuitant, Contingent Annuitant, Contract Owner The Annuitant may not be changed.

The designations of Contract Owner and Contingent Annuitant will remain in effect until You change them. The designation of the Contract Owner may be changed during the lifetime of the Annuitant by written notice to Us. The designation of the Contingent Annuitant may be changed at any time during the lifetime of the Annuitant and prior to the Annuity Commencement Date by written notice to Us. If no Contingent Annuitant has been named and the Contract Owner/Annuitant's spouse is a Beneficiary, the Contract Owner/Annuitant's spouse will be presumed to be the Contingent Annuitant. In any other situation, if no Contingent Annuitant has been named, the Contract owner (or in the case of joint Contract owners, the younger Contract owner) will be presumed to be the Contingent Annuitant provided that the Contract Owner is not the Annuitant. The Contract Owner may waive this presumption.

Ownership
You have the sole power to exercise all the rights, options, and privileges granted by this contract or permitted by Us and to agree with Us to any change in or amendment to the contract. Your rights will be subject to the rights of any assignee of record with Us and of any irrevocably designated Beneficiary. In the case of joint Contract Owners, each Contract Owner alone may exercise all rights, options, and privileges, except with respect to the surrender, partial surrender, selection of an Annuity option, and change of ownership.

Beneficiary
The designated Beneficiary will remain in effect until You change it. The designated Beneficiary may be changed during the lifetime of the Annuitant by written notice to Us at the Administrative Office of the Company.
If the designated Beneficiary has been designated irrevocably, the designation cannot be changed or revoked without such Beneficiary's written consent. Upon receipt of written notice and consent, if required by Us, the new

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GENERAL PROVISIONS (Continued)

In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received.
Also, We will vote the Fund shares in this proportionate manner which are held by Us for Our own Account. After annuity payments begin, the number of votes will decrease.

Change in the Operation of the Separate Account
At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of the Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company Act of 1940 or any other form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

Proof of Survival
The payment of any annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

Tax Qualification
This contract is intended to qualify as an annuity contract for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure and maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this contract to conform to any changes in the tax qualification requirements under the applicable provisions of the Internal Revenue Code.

SURRENDERS

Full Surrender Prior to the Annuity Commencement Date
At any lime prior to the Annuity Commencement Date, You have the right to terminate the contract by submitting a written request to Us at the Administrative Office of the Company. In such event, the Surrender Value of the contract may be taken in the form of a cash settlement.

The Surrender Value of the contract is equal to the Contract Value less:
a)any applicable Premium Taxes not previously deducted;
b)the Annual Maintenance Fee as specified on Page 3;
c)any applicable contingent deferred sales charge shown on Page 3.

Partial Surrenders Prior to the Annuity Commencement Date
You may request, in writing or other means acceptable to Us, a partial surrender of Contract Values at any time prior to the Annuity Commencement Date provided the Contract Value remaining after the surrender is at least equal to Our minimum amount rules then in effect. If the remaining Contract Value following such surrender is less than Our minimum amount rules, We may terminate the contract and pay the Surrender Value.

The contingent deferred sales charge will be assessed against any Contract Values surrendered as described on Page 3. However, on a noncumulative basis, You may make partial surrenders during any Contract Year, up to the Annual Withdrawal Amount shown on Page 3 and the contingent deferred sales charge will not be assessed against such amounts. Surrender of Contract Values in excess of the Withdrawal Amount and additional surrenders made in any Contract Year will be subject to the contingent deferred sales charge, as described on Page 3, if applicable.

Surrenders after the Annuity Commencement Date
You may surrender all or portions of Your contract attributable to Period Certain payments if You selected an annuity under Option 3 (Life Annuity with Payments for Period Certain}, Option 5 (Joint and Last Survivor Life Annuity with Payments for Period Certain), or Option 6 (Payments for a Period Certain).

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DEATH BENEFITS !Continued)

If the Annuitant dies, and:
a)is also the sole Contract Owner, the designated Beneficiary will be the Beneficiary.
b)both the Contract Owner and the Contingent Annuitant are living, the Contingent Annuitant will become the Annuitant. The Contract will continue.
c)the Contract Owner is living, and there is no Contingent Annuitant or the Contingent Annuitant is not living, the Contract Owner will be the Beneficiary. In this case, the rights of the designated Beneficiary are voided.
d)the Contract is owned by a corporation or other entity, the Contract Owner will be the Beneficiary. In this case, the rights of the designated Beneficiary are voided.

Death On or After the Annuity Commencement Date
If provided under the annuity option You select, We pay a Death Benefit after the Annuity Commencement Date to the Beneficiary.

If the Annuitant dies, the Contract Owner will be the Beneficiary, and the rights of the designated Beneficiary are voided. If the Annuitant who is also the Contract Owner dies, the designated Beneficiary will be the Beneficiary.

If the Contract Owner dies, and the Annuitant is living, the designated Beneficiary will become the Contract Owner.

Calculation of the Death Benefit
If a Death benefit is payable before the Annuity Commencement Date, the death Benefit payable will be calculated as of the date We receive written notification of Due Proof of Death at the Administrative Office of the Company.

If a Death Benefit is payable after the Annuity Commencement Date, the Death Benefit will be calculated as of the date We receive both written notification of Due Proof of Death and settlement instructions as in the manner described in the settlement option then in effect.

If the calculated Death Benefit exceeds the Contract Value, the difference will be allocated to the Sub-Account(s) in .accordance with the last Sub-Account allocation instructions received from the Contract Owner. During the time period between Our receipt of written notification of Due Proof of Death and Our receipt of complete settlement instructions from each Beneficiary, the calculated Death Benefit amount will be subject to market fluctuations.

Death Benefit Before the Annuity Commencement Date The Death Benefit payable is equal to the greater of:
a)Surrender Value, or
b)the greatest Death Benefit payable under any rider or endorsement made part of this contract.

Limitations on the Death Benefit Before the Annuity Commencement Date
The Death Benefit before the Annuity Commencement Date under this contract and any riders or endorsements is limited if the death of one person results in death benefits payable under one or more deferred variable annuity contracts that are issued by Us or Our affiliates, have aggregate premium payments of $5,000,000 or more, and have a provision that limits the amount of payable death benefits.

If You purchase one or more contracts with an initial premium payment of $5,000,000 or more, the aggregate death benefits cannot exceed:
a)the aggregate premium payments, modified by adjustments for partial surrenders under all applicable contracts and associated riders; or
b)the aggregate Contract Value plus $1 million.

If You purchase one or more contracts with an initial premium payment of less than $5,000,000, but You add premium payments or purchase additional contracts such that premium payments under the contracts aggregate to $5,000,000 or more, the aggregate death benefits cannot exceed:

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DEATH BENEFITS !Continued

Spouse Beneficiary
If the Contract Owner's spouse becomes a Beneficiary by reason of the Contract Owner's death and the Annuitant (or Contingent Annuitant, if applicable) is alive, that portion of the contract for which the spouse is the Beneficiary will continue with the spouse as the Contract Owner, unless the spouse elects to be paid a Death Benefit option. This provision will apply on once with respect to this contract.

If the contract continues with the spouse as the Contract Owner, the Death Benefit will be calculated on receipt of Due Proof of Death. If the Contract Value is less than the calculated Death Benefit amount, the Contract Value will be increased accordingly.

SETTLEMENT PROVISIONS

Annuity Commencement Date
The Annuity Commencement Date is shown on Page 3. You may change the date by notifying Us prior to the Annuity Commencement Date. This date will not be deferred beyond the Valuation Day immediately following the later of:
a)the Annuitant's 90th birthday; or
b)the end of the tenth Contract Year, unless the Contract Owner elects a later Annuity Commencement Date subject to laws and regulations then in effect and Our approval.

If this contract is issued to the trustee of a chai table remainder trust, the Annuity Commencement Date may be deferred to the Annuitant's 100th birthday.

Election of Annuity Option
You may elect, in writing, without deduction of any contingent deferred sales charge, any one of the annuity options described below (except the seventh option - Annuity Proceeds Settlement Option) or any annuity option then being offered by Us. The annuity option may not be changed on or after the Annuity Commencement Date.

In the absence of an election by You, the Contract Value will be used to calculate an Annuity under the Third Option (Life Annuity with 1O Years Period Certain). Annuity payments will be variable and/or fixed dollar depending on the allocation of Your Accounts at the time annuity payments begin. Variable dollar annuity payments will be based on an assumed investment return according to state law.

Some of the options may not be available if this contract is issued to qualify under Section 401, 403, or 408 of the Internal Revenue Code of 1986 as amended. The third, fifth and sixth options (Life Annuity with Payments for a Period Certain, Joint and Last Survivor Life Annuity wi1h Payments for a Period Certain, and Payment for a
Period Certain) or any other option with a period certain segment will be available only if the guaranteed payment period is not greater than the life expectancy of the Annuitant at the time the option becomes effective. Such life expectancy will be computed applicable Internal Revenue Service tables.

Election of Annuity Payment Frequency
You may elect the Annuity Payment Frequency. Available Annuity Payment Frequencies include: monthly, quarterly, semi-annual, and annual. In the event that You do not elect a payment frequency, annuity payments will be made monthly. Annuity payments will be made according to the Annuity Payment Frequency selected.

Annuity Calculation Date
The Annuity Calculation Date will be nor more than five Valuation Days prior to the Annuity Commencement Date. You may elect a variable annuity, a fixed dollar annuity or a combination fixed dollar and variable annuity. You cannot change this election on or after the Annuity Commencement Date.

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SETTLEMENT PROVISIONS !Continued)

SECOND OPTION - Life Annuity With a Cash Refund - An annuity payable during the lifetime of the Annuitant. At the death of the Annuitant, any remaining value will be paid to the Beneficiary. The remaining value equals the Contract Value, less Premium Tax, minus the sum of all annuity payments made. This option is only available for fixed dollar annuity payments.

THIRD OPTION - Life Annuity with Payments for a Period Certain - An annuity payable for a specified number of years and for as long as the Annuitant is living. If at the death of the Annuitant, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary. The Beneficiary may elect to receive the present value of the remaining payments in one sum. To calculate the present value for Fixed dollar annuity payments We will use an interest rate We detemnine at Our discretion. To calculate the present value of variable annuity payments, We will use the AIR elected by the Contract Owner when this annuity option was selected and the Annuity Unit value on the date of receipt of Due Proof of Death.

FOURTH OPTION - Joint and Last Survivor Life Annuity - An annuity payable during the lifetimes of the Annuitant and the Join t Annuitant and thereafter during the remaining lifetime of the survivor. Al the time of electing this annuity option, the

Contract Owner may elect reduced payments over the remaining lifetime of the survivor. Payments will cease with the last payment prior to the death of the survivor.

FIFTH OPTION - Joint and Last Survivor Life Annuity with Payments for a Period Certain - An annuity payable for a specified number of years and during the lifetimes of the Annuitant and the Joint Annuitant and thereafter during the remaining lifetime of the survivor. Al the time of electing this annuity option, the Contract Owner may elect reduced payments over the remaining lifetime of the survivor. If at the death of the survivor, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary. The Beneficiary may elect to receive the present value of the remaining payments in one sum. To calculate the present value for fixed dollar annuity payments We will use an interest rate We determine at Our discretion. To calculate the present value of variable annuity payments, We will use the AIR elected by the Contract Owner when this annuity option was selected and the Annuity Unit value on the date of receipt of Due Proof of Death.

SIXTH OPTION - Payment for a Period Certain - An annuity payable for a specified number of years. If at the death of the Annuitant, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary. The Beneficiary may elect to receive the present value of the remaining payments in one sum. To calculate the present value for fixed dollar annuity payments We will use an interest rate We determine at Our discretion. To calculate the present value of valuable annuity payments, We will use the AIR elected by the Contract Owner when this annuity option was selected and the Annuity Unit value on the date of receipt of Due Proof of Death.

SEVENTH OPTION - Annuity Proceeds Settlement Option - Proceeds from the Death Benefit can be left with Us for a period not to exceed five years from the date of the Contract Owner's or the Annuitant's death prior to the Annuity Commencement Date. The proceeds will remain in the Sub-Account(s) to which they were allocated at the time of death unless the Beneficiary elects to reallocate them. Full or partial withdrawals may be made at any time. In the event of withdrawals, the remaining value will equal the Contract Value of the proceeds left with Us, minus any withdrawals.

ANNUITY TABLES

Description of Tables
The attached tables show the actual first monthly payment for each $1,000 applied to variable annuity payments. Under the First, Second and Third Options, the amount of each payment will depend upon the age and gender of the Annuitant at the time the first payment is due. Under the Fourth and Fifth Options, the amount of the first payment will depend upon the gender of both Annuitants and their ages at the time the first payment is due.

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